Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-270450) of Mesa Air Group, Inc.,
(2)
Registration Statement (Form S-3 No. 333-251290) of Mesa Air Group, Inc.,
(3)
Registration Statement (Form S-8 No. 333-233314) pertaining to the Mesa Air Group, Inc. 2019 Employee Stock Purchase Plan, and
(4)
Registration Statement (Form S-8 No. 333-233313) pertaining to the Mesa Air Group, Inc. 2018 Equity Incentive Plan;

of our report dated December 29, 2022, with respect to the consolidated financial statements of Mesa Air Group, Inc. included in this Annual Report (Form 10-K) of Mesa Air Group, Inc. for the year ended September 30, 2023.

/s/ Ernst & Young LLP

Phoenix, Arizona

January 26, 2024